Exhibit 10(cc)

December 15, 2005

Lewis Hay, III
Chairman, President and Chief Executive Officer
FPL Group, Inc.
700 Universe Boulevard
Juno Beach, FL 33408

Re: Employment by FPL Group, Inc., or its successors

Dear Lew:

Regarding the Letter Agreement, dated as of February 25, 2005, between you and FPL Group, Inc. (the "Letter Agreement"), you and FPL Group, Inc., hereby agree to amend the Letter Agreement as follows:

The definition of "Corporation" for purposes of the Letter Agreement shall be FPL Group, Inc., or the ultimate parent entity of FPL Group, Inc., in the event that any entity, directly or through one or more subsidiaries, holds fifty percent or more of the outstanding voting stock of FPL Group, Inc.

Sincerely,

FPL Group, Inc.

SHERRY BARRAT________________________
By: Sherry Barrat
Chairperson of the
    Compensation Committee

Agreed to and accepted:

LEWIS HAY, III___________________________ Date:  December 15, 2005

Lewis Hay, III